Exhibit 99.1

PRESS RELEASE

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PHILIP MORRIS INTERNATIONAL INC. DECLARES REGULAR QUARTERLY DIVIDEND OF $1.00 PER SHARE;
ANNOUNCES TRANSITION OF LOUIS C. CAMILLERI TO NON-EMPLOYEE CHAIRMAN OF THE BOARD

NEW YORK, December 10, 2014 – The Board of Directors of Philip Morris International Inc. (NYSE/Euronext Paris: PM), today declares a regular quarterly dividend of $1.00 per common share, payable on January 9, 2015, to stockholders of record as of December 24, 2014. The ex-dividend date is December 22, 2014. For more details on stock, dividends and other information, see www.pmi.com/investors.

The Company also announces that Louis C. Camilleri, Chairman of the Board, will retire from employment with the Company on December 31, 2014. Thereafter, Mr. Camilleri will serve as a non-employee Chairman of the Board. In this capacity, Mr. Camilleri will continue unchanged his role of facilitating communication between the Board of Directors and management, assisting the Chief Executive Officer in matters of long-term business strategy, and presiding at Shareholder and Board meetings. Thus, Mr. Camilleri’s retirement will not affect his leadership role as Chairman of the Board, and it will preserve his earned pension benefits at present levels which would otherwise be reduced under the Company’s pension formula.

Philip Morris International Inc.
Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world's top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI's products are sold in more than 180 markets. In 2013, the company held an estimated 15.7% share of the total international cigarette market outside of the U.S., or 28.3% excluding the People's Republic of China and the U.S. For more information, see www.pmi.com.